                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           RELATIONSERVE MEDIA, INC.
           ----------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                  20-2601326
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(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)

6700 North Andrews Avenue
Fort Lauderdale, Florida                                                33309
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(Address of Principal Executive Offices)                              (Zip Code)

If this form relates to the registration        If this form relates to the
of securities pursuant to Section 12(b) of      registration of a class of
the Exchange Act and is effective pursuant      securities pursuant to Section
to general Instruction  A.(c), please check     12(g) of the Exchange Act and is
the following box. / /                          effective pursuant to General
                                                Instruction A.(d), please check
                                                the following box. /X/

Securities Act registration statement file number to which
this form relates:                                                     N/A
                                                                 ---------------
                                                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                   Name of Each Exchange on Which
        to be so Registered                   Each Class is to be Registered
-----------------------------------      ---------------------------------------
               None                                        None

Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $0.001 per share
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                                (Title of Class)

                                       N/A
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                                (Title of Class)

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
                  -------------------------------------------------------

COMMON STOCK

     This registration statement relates to the Common Stock, par value $0.001 per share ("Common Stock"), of RelationServe Media, Inc. (the "Registrant"). The
holders of Common Stock are entitled to one vote per share. Holders of Common
Stock are not entitled to cumulative voting. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the
Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and are either currently issued or may be issued in the future.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW, CERTAIN BY-LAW PROVISIONS

     The Registrant's by-laws are intended to strengthen the position of its
Board of Directors in the event of a hostile takeover attempt, and in other similar circumstances. These by-law provisions have the following effects:

     o  they provide that only business brought before an annual meeting by the
        Board or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders; and

     o  they provide for advance notice of certain stockholder actions, such as the nomination of directors and stockholder proposals.

     The Registrant is also subject to the provisions of Section 203 of the
Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination"
with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section
203, a "business combination" includes a merger, asset sale, or other transaction, resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

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ITEM 2.           EXHIBITS.

Exhibit No.                Description
-----------                -----------

    1.                     Amended and Restated Certificate of Incorporation*

    2.                     Certificate of Designations, Preferences and Other
                           Rights and Qualifications of Series A Convertible
                           Preferred Stock**

    3.                     Amended and Restated By-laws***

    4.                     Amendment to By-laws****

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*   Incorporated by reference to Exhibit 3.1 to Registrant's Current Report on
Form 8-K filed September 2, 2005.

** Incorporated by reference to Exhibit 3.1 to Registrant's Amendment to Current
Report on Form 8-K/A filed November 7, 2005.

*** Incorporated by reference to Exhibit 3.2 to Registrant's Current Report on
Form 8-K filed September 2, 2005.

**** Incorporated by reference to Exhibit 2.1 to Registrant's Current Report on
Form 8-K filed December 5, 2005.

                                      -3-

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 30, 2005                      RELATIONSERVE MEDIA, INC.

                                              By: /s/ Shawn McNamara
                                                  ------------------------------
                                                  Name:  Shawn McNamara
                                                  Title: Chief Executive Officer

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